Exhibit 10.59

Summary Compensation for Non-Employee Directors

Effective January 1, 2004, directors who are not employees of PC Connection, Inc receive a $1,833 monthly cash retainer. In addition to this retainer, non-employee directors receive a fee of $1,500 for each Board and committee meeting attended, unless the committee meeting is attended on a day of the Board meeting, in which case they receive $1,000 for each committee meeting attended. In addition, these directors receive reimbursement for all reasonable expenses incurred in attending Board and committee meetings. Non-employee directors are also eligible to participate in our 1997 Stock Incentive Plan. Our non-employee directors are Bruce Barone, Joseph Baute, and Peter Baxter.

We did not issue any stock option grants to non-employee directors in 2004. The following table describes the cash payments made to non-employee directors during 2004:

Director	Cash Payments for Annual Retainer	Cash Payments for Board and Committees
Bruce Barone	$22,000	$31,500
Joseph Baute	22,000	31,500
Peter Baxter	22,000	30,000